Exhibit 99.1

EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE YEAR ENDED
DECEMBER 31, 2004, FURNISHED TO THE S.E.C. AS AN EXHIBIT TO FORM 8-K DATED
MARCH 14, 2005

WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901

Contact: Jeffrey L. Jacobson	626/585-6700

FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, March 11, 2005

      Consolidated net income of Wesco Financial Corporation and its subsidiaries for the fourth quarter of 2004 amounted to $15,624,000 compared with $9,089,000 for the fourth quarter of 2003. Consolidated net income for the year ended December 31, 2004 was $47,427,000 compared with $74,711,000 for 2003.

      Following is a breakdown of consolidated net income into useful business components. All figures are on an after-tax basis and are in thousands except for per-share amounts, which are based on 7,119,807 shares outstanding.

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Wesco-Financial and Kansas Bankers insurance businesses:
Underwriting	$6,784	$3,726	$14,618	$15,711
Investment income	7,717	6,316	26,302	30,925
CORT furniture rental business	1,186	(1,001)	5,022	(6,257)
Precision Steel businesses	(151)	(100)	1,094	(860)
Other	88	148	391	439
Realized investment gains	—	—	—	34,753

Consolidated net income	$15,624	$9,089	$47,427	$74,711

Per share	$2.19	$1.28	$6.66	$10.49

      During the fourth quarter of 2004 Wesco-Financial Insurance Company commuted (terminated) one of the two principal contracts in which it had participated over the last several years. Insurance underwriting results shown above reflect after-tax underwriting gains (losses) of $6,956,000 and ($7,000) for the quarters ended December 31, 2004 and December 31, 2003, and $7,125,000 and ($1,090,000) for the years then ended with respect to that contract. No investment gains or losses were realized in 2004, in contrast to $34,753,000 of after-tax investment gains realized in 2003 prior to the fourth quarter.

      Wesco’s Form 10-K for the year ended December 31, 2004 is expected to be filed electronically with the Securities and Exchange Commission on March 16, 2005, and we invite shareholders, the financial media and others to access it through the SEC’s website (www.sec.gov). The Form 10-K will contain complete, audited financial statements, management’s discussion and analysis of financial condition and results of operations, and other information. Wesco’s printed annual report containing the Form 10-K, as well as the 2004 letter to shareholders from Wesco’s chairman, Charles T. Munger, will be posted to Wesco’s website (www.wescofinancial.com) on or about March 24, 2005 and mailed to shareholders shortly thereafter.

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